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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                (Amendment No. )

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[x]  Soliciting Material Pursuant to Section 240.14a-12



                              AIRNET SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         STATEMENT BY THE INDEPENDENT DIRECTORS OF AIRNET SYSTEMS, INC.
                   IN RESPONSE TO CALL FOR A SPECIAL MEETING

To Our Shareholders:

The undersigned comprise all of the independent directors of AirNet Systems, Inc. ("AirNet"). By now, we hope you have read that the Board of Directors of AirNet has unanimously authorized Brown Gibbons Lang & Company ("BGL") to solicit potential offers to acquire AirNet. In addition, the Board established a Special Committee of the independent directors to oversee the marketing process. In the same release, AirNet disclosed that, in light of the marketing process, it is postponing its annual meeting, which is typically held in late-May or early-June, until later in the year.

You may also have received solicitation materials from a group of shareholders consisting of, among others, Phillip Goldstein, Andrew Dakos and Pacific Coast Investment Partners, LP (the "PCI Fund"), requesting that you authorize the PCI Fund to seek a special meeting of AirNet's shareholders for the purpose of removing the existing directors and replacing them with a slate of as yet unnamed replacements. In its filing, the PCI Fund alleges that a special meeting is necessary because the directors of AirNet have unilaterally sought to extend their tenure by failing to timely call an annual meeting. In an article reporting the announcement of the marketing process, a member of the PCI Fund group further expressed concern that the sale process could just be a tactic to delay the shareholder meeting and extend the directors' terms.

AS THE INDEPENDENT DIRECTORS, WE CAN UNEQUIVOCALLY STATE THAT WE BELIEVE THAT THE MARKETING PROCESS BEING LED BY BGL IS IN THE BEST INTERESTS OF AIRNET'S SHAREHOLDERS AT THIS TIME AND IS CERTAINLY NOT A TACTIC TO EXTEND OUR TERMS AS DIRECTORS.

We also believe that AirNet is a very good company with many dedicated and hard-working employees. Yet, the challenges AirNet faces as it addresses an expected decline in Bank services revenues as a result of the Check 21 Act and other electronic alternatives to the physical movement of cancelled checks, the identification and pursuit of growth opportunities outside of Bank services and the capital-intensive aspects of owning an airline are well documented.

We engaged BGL as an investment banker in January 2005 to review strategic alternatives to enhance shareholder value. BGL has been working diligently since its engagement to review AirNet's operations, as well as AirNet's challenges and opportunities, and to deliver its report and recommendations. Based on its review, BGL recommended to the Board that AirNet should be marketed for sale. After careful consideration, the Board unanimously approved BGL's recommendation.

We did not make the decision to market the company lightly, and we strongly object to the implication that the marketing process is a mere tactic to extend our terms. Rather,

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after consultation with our investment banking, legal and proxy solicitation advisers, we believe that holding an annual meeting and having a costly and disruptive contested election for directors would undermine, and could irreparably impair, AirNet's ability to find an appropriate acquirer or acquirers. Therefore, we believe that holding a meeting before the marketing process has been completed would not be in the best interests of the shareholders.

If BGL's marketing of AirNet fails to elicit sufficient indications of interest or if the Special Committee of the Board concludes at any time that a sale of AirNet is not in the best interests of the company's shareholders, we will promptly call the annual meeting, and we will accept, without rancor or remorse, the verdict of AirNet's shareholders as to whether they prefer one or more of us or one or more of a competing slate or slates of directors.

If more than 50% of AirNet's shareholders disagree with our stated belief that a contested election of directors would be against the best interests of the shareholders and deem it appropriate to call a special meeting, we will abide by the shareholders' request, promptly call a special meeting and equally gladly accept the results of such special meeting.

WE HOPE THAT YOU WILL AGREE WITH US THAT THE PCI FUND'S REQUEST IS ILL-ADVISED. IF YOU HAVE RECEIVED AN AUTHORIZATION CARD FROM THE PCI FUND, WE URGE YOU NOT TO RETURN IT.

Sincerely,

/s/ James E. (Ernie) Riddle
    Lead Director

/s/ David P. Lauer

/s/ Bruce D. Parker


A DESCRIPTION OF ANY DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF AIRNET'S DIRECTORS IS SET FORTH IN THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2005. IF A SPECIAL MEETING OF SHAREHOLDERS IS CALLED, A DEFINITIVE PROXY STATEMENT WILL BE MAILED TO ALL SHAREHOLDERS. YOU ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS CAN ALSO OBTAIN THE PROXY STATEMENTS, ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K AND OTHER RELEVANT INFORMATION FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV OR BY CONTACTING AIRNET AT (614) 409-4900.